SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934
Filed by the Registrant [x]
File by a Party other than the Registrant [  ]
Check the appropriate box:
[  ]  Preliminary Proxy Statement
[x]  Definitive Proxy Statement
[  ]  Definitive Additional Materials
[  ]  Soliciting Material Pursuant to $240.14a-11(c) or $240.14a-12

		      Triad Systems Corporation
	  (Name of Registrant as Specified In Its Charter)


		     Triad Systems Corporation
			 3055 Triad Drive
			Livermore, CA 94550
(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[x]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
     14a-6(i)(2).

[  ]  $500 per each party to the controversy pursuant to Exchange
      Act Rule 14a-6(i)(3).

[  ]  Fee computed on table below per Exchange Act Rules
      14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction
    applies:
    ______________________________________________________________

2)  Aggregate number of securities to which transaction applies:
    ______________________________________________________________

3)  Per unit price or other underlying value of transaction
    computed pursuant to Exchange Act Rule 0-11:<F1>
    ______________________________________________________________

4)  Proposed maximum aggregate value of transaction:
   _______________________________________________________________

<F1>  Set forth the amount on which the filing fee is calculated and state how it was determined.

[  ]  Check box if any part of the fee is offset as provided by
      Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)  Amount Previously Paid:
    ______________________________________________________________
2)  Form, Schedule or Registration Statement No.:
    ______________________________________________________________
3)  Filing Party:
    ______________________________________________________________
4)  Date Filed:
    ______________________________________________________________



		    TRIAD SYSTEMS CORPORATION
	   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
		   TO BE HELD FEBRUARY 9, 1995

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of TRIAD SYSTEMS CORPORATION (the "Corporation") will be held at the offices of the Corporation, 3055 Triad Drive, Livermore, California, on Thursday, February 9, 1995, at 2:00 p.m. local time for the following purposes:

  1. To elect one (1) Class II director to the Board of Directors to hold office until the Corporation's Annual Meeting of Stockholders in 1998 and until his successor is elected and qualified. Pursuant to the Corporation's Certificate of Incorporation, the holders of the Common Stock of the Corporation shall elect the Class II director.

  2. To approve an amendment to the Triad Systems Corporation 1990 Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares reserved for issuance under the Purchase Plan from 650,000 shares to 1,150,000 shares.

  3. To ratify the appointment of Coopers & Lybrand L.L.P. as the independent accountants of the Corporation for the fiscal year ending September 30, 1995.

  4. To transact such other business as may properly come before the meeting, or any adjournment thereof.

  Stockholders of record at the close of business on December 21, 1994, are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal office of Triad Systems Corporation.

			   By Order of the Board of Directors,



			   /s/ STANLEY F. MARQUIS
			   ---------------------
			   STANLEY F. MARQUIS
			   Secretary
Livermore, California
January 5, 1995


IMPORTANT: Please fill in, date, sign and mail promptly the enclosed Proxy in the post-paid envelope provided to assure that your shares are represented at the meeting. If you attend the meeting, you may vote in person if you wish to do so even though you have sent in your Proxy.


		     Triad Systems Corporation
			  3055 Triad Drive
		    Livermore, California 94550

	 Proxy Statement for Annual Meeting of Stockholders
		    to be held February 9, 1995

		       TABLE OF CONTENTS
							   Page

PROXY STATEMENT

GENERAL INFORMATION

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
 AND MANAGEMENT

ELECTION OF DIRECTORS

EXECUTIVE COMPENSATION AND OTHER MATTERS

SUMMARY COMPENSATION TABLE

AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END VALUES

NEW PLAN BENEFITS TABLE

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPARISON OF STOCKHOLDER RETURN

APPROVAL OF INCREASE OF THE SHARES RESERVED FOR
 ISSUANCE UNDER THE 1990 EMPLOYEE STOCK PURCHASE PLAN

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT
 ANNUAL MEETING

TRANSACTION OF OTHER BUSINESS


			 PROXY STATEMENT

  The accompanying proxy is solicited by the Board of Directors of Triad Systems Corporation, a Delaware corporation (the "Corporation"), for use at the Annual Meeting of Stockholders to be held February 9, 1995, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is January 5, 1995, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

		       GENERAL INFORMATION

  Annual Report. An annual report for the fiscal year ended September 30, 1994, is enclosed with this Proxy Statement.

Voting Securities. Only stockholders of record as of the close of business on December 21, 1994, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 13,900,973 shares of Common Stock of the Corporation, par value $.001 per share, and 1,000,000 shares of Senior Cumulative Convertible Preferred Stock of the Corporation, $.01 par value (the "Preferred Stock"), issued and outstanding (not including
346,785 treasury shares). Stockholders may vote in person or by proxy.
Each holder of shares of Common Stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. Each holder of shares of Preferred Stock is entitled to one vote for each share of Preferred Stock held by the individual with respect to all matters to be acted upon at the meeting, with the exception of the election of the Class II director. The Corporation's bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

Solicitation of Proxies. The cost of soliciting proxies will be borne by the Corporation. In addition to soliciting stockholders by mail through its regular employees, the Corporation will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Corporation registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Corporation may use the services of its officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Corporation of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.


       STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information, as of October 31, 1994, with respect to the beneficial ownership of the Corporation's Common Stock and Senior Cumulative Convertible Preferred Stock by (i) all persons known by the Corporation to be the beneficial owners of more than 5% of the outstanding Common Stock or Preferred Stock of the Corporation, (ii) each director and director-nominee of the Corporation, (iii) the Chief Executive Officer and the four other most highly compensated executive officers of the Corporation as of September 30, 1994 whose salary and bonus for the year ended September 30, 1994 exceeded $100,000, and (iv) all executive officers and directors of the Corporation as a group.

				  Amount and Nature of
Name and Address of               Beneficial Ownership      Percent of Class(2)
 Beneficial Owner                 Common        Preferred   Common     Preferred
Richard C. Blum                   4,504,667(3)  1,000,000   24.1%      100.0%
909 Montgomery Street,
Suite 400
San Francisco,
California 94113

James R. Porter                   1,314,000(4)         --    8.8%        --
3055 Triad Drive
Livermore, CA 94550

Gabelli Funds, Inc.               1,204,700(5)         --    8.5%        --
One Corporate Center
Rye, New York 10580-1434

Wanger Asset Management, L.P. and   900,000(6)         --    6.3%        --
Wanger Asset Management, Ltd.
227 West Monroe, Suite 3000
Chicago, Illinois 60606

William W. Stevens                  430,340(7)         --    3.0%        --

Henry M. Gay                        115,069(8)         --     (1)        --

George O. Harmon                     74,667(9)         --     (1)        --

Shane Gorman                        392,325(10)         --   2.7%        --

Donald C. Wood                       40,000(11)        --     (1)        --

Thomas A. King                      207,989(12)        --    1.4%        --

Edward Molkenbuhr                    13,000(13)        --     (1)        --

Ralph C. Montelius                  114,707(14)        --     (1)        --

All Officers and Directors
 as a Group
(17 persons, including the above) 7,954,143(15) 1,000,000   38.6%      100.0%

(1)  Less than 1%

(2) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

(3) Includes 1,000,000 shares of Preferred Stock convertible into 1,000,000 shares of Common Stock, 3,500,000 shares of Common Stock subject to warrants exercisable within 60 days of October 31, 1994 and 4,667 shares of Common Stock subject to options vested and exercisable within 60 days of October 31, 1994. Of these shares, (a) The Common Fund for Nonprofit Organizations, 363 Reef Road, Fairchild, Connecticut 06430, beneficially owns 2,250,000 shares of Common Stock, representing 13.7% of the Common Stock, including 500,000 shares, or 50% of the outstanding Preferred Stock, and 1,750,000 shares of Common Stock subject to warrants exercisable within 60 days of October 31, 1994; (b) BK Capital Partners IV, L.P. beneficially owns 1,012,500 shares of Common Stock, representing 6.7% of the Common Stock, including 225,000 shares, or 22.5% of the outstanding Preferred Stock, and 787,500 shares of Common Stock subject to warrants exercisable within 60 days of October 31, 1994; (c) BK Capital Partners III, Limited Partnership beneficially owns 1,012,500 shares of Common Stock, representing 6.7% of the Common Stock, including 225,000 shares, or 22.5% of the outstanding Preferred Stock, and 787,500 shares of Common Stock subject to warrants exercisable within 60 days of October 31, 1994; and (d) BK Capital Partners II, a California limited partnership ("BK II") beneficially owns 225,000 shares of Common Stock, representing 1.2% of the Common Stock, including 50,000 shares, or 5.0% of the outstanding Preferred Stock, and 175,000 shares of Common Stock subject to warrants exercisable within 60 days of October 31, 1994. By reason of advisory and other relationships with persons who own the shares, Richard C. Blum and Richard C. Blum & Associates, L.P. ("RCBA") may be deemed to be indirect beneficial owners of all such shares and Richard C. Blum and RCBA each have sole power to dispose of all of such shares. The address of RCBA is 909 Montgomery Street, San Francisco, California 94113, and the address of BK Capital Partners IV, L.P., BK Capital Partners III, Limited Partnership and BK II is c/o Richard C. Blum & Associates, L.P., 909 Montgomery Street, San Francisco, California 94113.

(4) Includes 787,247 shares subject to options vested and exercisable within 60 days of October 31, 1994.

(5) Includes 205,900 shares held by Gabelli Performance Partnership, 117,000 shares held by Gabelli Funds, Inc. and 881,800 shares held by GAMCO Investors Inc., 76,500 shares of which GAMCO has no power to vote.

(6) By reason of advisory and other relationships with Acorn Investment Trust, Series Designated Acorn Fund ("Acorn") and other persons who own shares of the Corporation, Wanger Asset Management, L.P. and Wanger Asset Management Ltd., its general partner (together, "Wanger"), may be deemed to be indirect beneficial owners of the reported shares, and have shared voting and investment power over such shares. Acorn beneficially owns 700,000 shares of the Corporation's Common Stock, representing 4.9% of the Common Stock. The address of Acorn is 227 West Monroe, Suite 3000, Chicago, Illinois 60606.

(7) Includes 423,690 shares held as tenant in common with Virda J. Stevens, of which 6,650 shares are held as custodian for Jean Stevens.

(8) Includes 80,402 shares held by Henry M. Gay and his wife, as trustees of a family trust, and 34,667 shares subject to options vested and exercisable within 60 days of October 31, 1994.

(9) Includes 74,667 shares subject to options vested and exercisable within 60 days of October 31, 1994.

(10) Includes 297,000 shares subject to options vested and exercisable within 60 days of October 31, 1994.

(11) Includes 40,000 shares subject to options vested and exercisable within 60 days of October 31, 1994.

(12) Includes 205,000 shares subject to options vested and exercisable within 60 days of October 31, 1994.

(13) Includes 10,000 shares subject to options vested and exercisable within 60 days of October 31, 1994.

(14) Includes 113,000 shares subject to options vested and exercisable within 60 days of October 31, 1994. Mr. Montelius retired from the Corporation in September 1994.

(15) Includes 1,000,000 shares of Preferred Stock convertible into 1,000,000 shares of Common Stock, 3,500,000 shares of Common Stock subject to warrants exercisable within 60 days of October 31, 1994 and 1,961,417 options vested and exercisable within 60 days of October 31, 1994.
</END TABLE>

  Voting Agreement Between the Corporation and the Holders of the Preferred Stock. At the record date for any meeting of the Corporation's stockholders, if RCBA, its affiliates and accounts that it manages or advises (the "RCBA Group") beneficially owns voting stock of the Corporation in excess of certain specified limits, then the voting stock in excess of those limits is to be voted with respect to nominees to the Board of Directors of the Corporation and all other matters in accordance with the recommendations of the Board of Directors, except that the RCBA Group retains all voting authority with respect to certain business combinations resulting in a change of control, any recapitalization or similar transaction, the sale of all or substantially all of the Corporation's assets, and any matter for which the Preferred Stock has a separate class vote under the Corporation's Certificate of Incorporation or applicable law. No shares of voting stock of the Corporation are currently subject to the voting agreement. The voting agreement terminates upon the later of August 3, 1997 or such time as the RCBA Group no longer beneficially owns voting stock or equity securities in an amount that exceeds certain specified limits.

			   PROPOSAL ONE
		       ELECTION OF DIRECTORS

  At the Annual Meeting of Stockholders, one director, Henry M. Gay, is nominated for election to Class II of the Board of Directors by the holders of the Common Stock. If elected, the nominee will hold office until the earlier to occur of (i) the annual meeting of stockholders to be held in 1998 and the election and qualification of his successor, or (ii) his resignation or the vacancy of his office as a result of death, removal or other cause in accordance with the bylaws of the Corporation. If the nominee to Class II declines to serve or becomes unavailable for any reason, or if a vacancy should occur before the election (although management knows of no reason to anticipate that this will occur), proxies may be voted for such substitute nominee as management may designate.

  If a quorum is present and voting, the nominee for director receiving the highest number of votes will be elected as director. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for purposes of determining if a quorum is present.

  The following table indicates the age, principal occupation or employment of each director (including each person nominated to become a director), and the year in which each director became a director of the Corporation.

		    Principal Occupation                     Director
Name                During Last Five Years            Age    Since

Class I Director whose term expires at the 1997 Annual Meeting of
Stockholders:

William W. Stevens Chairman of the Board of the       63     1972
		   Corporation since 1972. Founder
		   of the Corporation and President
		   and Chief Executive Officer from
		   inception until September 1985.

Class II Director to be elected at the 1995 Annual Meeting of Stockholders:

Henry M. Gay       Director of the Corporation.       70     1972
		   Founder of the Corporation and
		   Vice President, Marketing until
		   1980. Secretary from 1972 to
		   September 1987. Also a Director
		   of Silicon Valley Bank.

Class III Directors whose terms expire at the 1996 Annual Meeting of
Stockholders:

James R. Porter    President and Chief Executive      59     1985
		   Officer of the Corporation
		   since 1985. Also a Director of
		   Brock Control Systems and Silicon
		   Valley Bank.

George O. Harmon   Director of the Corporation.       71     1986
		   President and Chief Executive
		   Officer of Harmon Associates
		   International, Inc., a management
		   consulting and executive search
		   corporation, since 1980. Also a
		   Director of Silicon Valley Bank.

Senior Preferred Director whose term expires at the 1996 Annual Meeting of
Stockholders:

Richard C. Blum    Director of the Corporation.       59     1992
		   President and Chairman of
		   Richard C. Blum & Associates,
		   L.P. Also Director of Northwest
		   Airlines Corporation, ImmuLogic
		   Pharmaceutical Corporation and
		   National Education Corporation.

  During the fiscal year ended September 30, 1994, the Board of Directors held four meetings.

  The Corporation has an Audit Committee and a Compensation Committee, but does not have a Nominating Committee.

  Messrs. Gay, Harmon and Porter are the members of the Audit Committee, which held one meeting during fiscal 1994. The functions of the Audit Committee include recommending to the Board of Directors, subject to stockholder approval, the independent accountants, reviewing and approving the planned scope of the annual audit, proposed fee arrangements and the results of the annual audit, reviewing the adequacy of accounting and financial controls, reviewing the independence of the independent accountants, approving all assignments to be performed by the independent accountants and instructing the independent accountants, as deemed appropriate, to undertake special assignments.

  Messrs. Stevens, Gay and Harmon are the members of the Compensation Committee, which held three meetings during the fiscal year ended September 30, 1994. The Compensation Committee reviews and recommends salaries for corporate officers and key employees. In addition, the Compensation Committee administers the Corporation's Amended and Restated 1982 Stock Option Plan and the 1990 Stock Option Plan, including the granting of stock options pursuant thereto, and administers the Amended and Restated Outside Directors' Stock Option Plan. For additional information concerning the Compensation Committee, see "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION."


		EXECUTIVE COMPENSATION AND OTHER MATTERS

  The following table sets forth information concerning the compensation of the Chief Executive Officer of the Corporation and the four other most highly compensated executive officers of the Corporation as of September 30, 1994 whose total salary and bonus for the year ended September 30, 1994 exceeded $100,000, for services in all capacities to the Corporation and its subsidiaries, during the fiscal years ended September 30, 1992, 1993 and 1994:



			SUMMARY COMPENSATION TABLE
								 All Other
			       Annual Compensation               Compensation(2)
		      --------------------------------------     -------------
Name and Principal                               Other Annual
 Position              Year  Salary     Bonus    Compensation(1)
- - ------------------      ----  ------     -----   --------------- -------------
James R. Porter         1994  $300,000   $150,734   $97,295      $4,636
President and           1993   296,716     84,603    71,506       4,497
Chief Executive         1992   280,008    112,328        --       4,364
Officer

Shane Gorman            1994   195,000     97,978    23,498       5,128
Executive               1993   195,000     55,579        --       4,335
Vice President          1992   171,996     80,005     3,075       4,718

Donald C. Wood          1994   159,996     95,532        --       5,111
Vice President and      1993   159,996     76,431        --       3,632
General Manager,        1992   142,999     73,897        --       2,271
Information Services
Division

Thomas A. King          1994   185,004     60,644        --       4,808
Vice President,         1993   171,996     42,740        --       3,755
Product Development     1992   169,489     34,814        --       3,974
and Manufacturing

Edward Molkenbuhr       1994   140,004     98,236        --       4,765
Vice President and      1993     2,121(4)      --        --          --
General Manager,        1992        --         --        --          --
Service Dealer
Division

Former Executive
 Officer
- - ------------------
Ralph C. Montelius(3)   1994   168,996     92,551    24,570       4,498
Former Vice President,  1993   168,996     64,756    11,993       4,375
Customer Support        1992   165,996     64,715        --       4,273
Services  Division

(1) Represents a withholding bonus paid with the exercise of stock options granted before 1987. The bonuses paid were based on 30% of the excess of $2.50 per share over the option price per share.

(2) Represents matching contributions by the Corporation to the named officers' 401(k) savings and incentive plans.

(3) Mr. Montelius resigned on September 29, 1994 as an officer of the Corporation and retired in September 1994.

(4)  Mr. Molkenbuhr commenced employment with the Company in September 1993.

</END TABLE>


  The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the year ended September 30, 1994 to the persons named in the Summary Compensation Table:


		OPTION GRANTS IN THE LAST FISCAL YEAR





Individual Grants in Fiscal 1994                              Potential Realizable
- - ----------------------------------------------------------    Value at Assumed
			     % of Total                       Annual Rates of
			     Options                          Stock Price
			     Granted to  Exercise             Appreciation for
			     Employees   or Base              Option Term(2)
		  Options    in Fiscal   Price     Expiration --------------------
Name              Granted(1) Year        ($/Share) Date       5%($)      10%($)
- - ---------------   ---------- ----------  -------   ---------  -----      --------

James R. Porter        --       --          --          --          --         --

Shane Gorman           --       --          --          --          --         --

Donald C. Wood         --       --          --          --          --         --

Thomas A. King         --       --          --          --          --         --

Edward Molkenbuhr  50,000    14.8%       $5.50     10/22/03   $101,682   $324,803

Ralph C. Montelius     --       --          --          --          --         --

(1) Options granted under the Company's Amended and Restated 1982 Stock Option Plan (the "Option Plan") generally vest over a five year period at a rate of 20% per year for each full year of the optionee's continuous employment with the Company. Under the Option Plan, the Board retains discretion to modify the terms, including the price, of outstanding options.

(2) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission's rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. One share of stock purchased at $4.625, the market price on September 30, 1994, would yield profits of $2.91 at 5% appreciation over ten years, or $7.37 at 10% appreciation over the same period.
</END TABLE>


  The following table provides the specified information concerning exercises of options to purchase the Corporation's Common Stock in the fiscal year ended September 30, 1994, and unexercised options held as of September 30, 1994, by the persons named in the Summary Compensation Table:


	   AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END VALUES

						 Number of                    Value of Unexercised
		      Shares                     Unexercised Options          In-the-Money Options
		      Acquired     Value         at 9/30/94                   at 9/30/94(2)
Name                  on Exercise  Realized(1)   Exercisable   Unexercisable  Exercisable   Unexercisable
- - ----                  -----------  -----------   -----------   -------------  -----------   -------------
James R. Porter       342,725      $1,179,235    958,080           --         $2,206,938         --

Shane Gorman           77,000      $  208,262    297,000           --         $  717,988         --

Donald C. Wood         40,000      $   20,000     40,000       20,000         $   35,000    $17,500

Thomas A. King             --              --    205,000           --         $  194,375         --

Edward Molkenbuhr          --              --         --       50,000                 --        (4)

Ralph C. Montelius(3) 115,500      $  345,056    113,000           --         $  166,500         --

(1) A tax withholding bonus paid in connection with the exercise of certain stock options has been excluded from Values Realized and Year-end Values. See the column entitled "Other Annual Compensation" in the Summary Compensation Table for information regarding such bonuses paid in the three years ended September 30, 1994.

(2) Valuation based on the difference between the option exercise price and the closing sales price of the Common Stock on September 30, 1994 (which was $4.625 per share, as reported by the NASDAQ National Market System).

(3) On September 30, 1994, the Compensation Committee amended the unexercised options held by Mr. Montelius to provide that 6,000 options shall remain exercisable until September 26, 1995 and 107,000 options shall remain exercisable until September 30, 1995. Mr. Montelius retired from the Corporation in September 1994.

(4) The exercise price of the options was above the market price of the Company's Common Stock on September 30, 1994, which was $4.625.
</END TABLE>


Termination and Change of Control Arrangements

  In January 1989, the Board of Directors determined that in the event of a change of control of the Corporation, employees, including executive officers, would be entitled to certain severance benefits in the event their employment is terminated.

  A change in control is defined as (i) a merger or consolidation in which the stockholders of the Corporation before the merger or consolidation do not retain at least a majority of the beneficial interest in the voting stock of the surviving corporation, (ii) the sale of all or substantially all of the Corporation's assets, and/or (iii) the direct or indirect sale or exchange by the stockholders of the Corporation of more than 50% of the stock of the Corporation to person(s) or entity(ies), other than the Corporation or any subsidiary or employee benefit plan of the Corporation.

  Should there occur such a change in control and the executive officer's employment is involuntarily terminated, the officer will become entitled to the following severance benefits:

  (1) all outstanding options at the time held by the officer will immediately accelerate and become fully exercisable for all the option shares; and

  (2) minimum severance pay in the aggregate amount equal to twelve times the executive officer's monthly salary in effect on the date of termination, plus the total bonus compensation paid for services rendered in the immediately preceding fiscal year, payable during the twelve month period following the date of termination, in twenty-four successive biweekly payments, net of federal and state tax withholdings; and

  (3) all employee benefits which the officer was entitled to receive immediately prior to the date of termination, for a period of twelve months.

  Involuntary termination is defined to mean discharge for any reason whatsoever, including a change in duties and functions with respect to the executive officer's position which results in the officer not maintaining an equivalent or greater role in the management of the Corporation as that performed by the officer prior to the change in control.

  Options granted under the Corporation's Amended and Restated 1992 Stock Option Plan, 1990 Stock Option Plan and Amended and Restated Outside Directors' Stock Option Plan contain provisions pursuant to which unexercised options become immediately exercisable upon a "transfer of control" as defined under such plans and terminate to the extent they are not exercised as of consummation of the transfer of control.

Compensation of Directors

  Directors who are not employees of the Corporation receive reimbursement of expenses and an annual retainer fee of $10,000 plus $1,000 for each meeting of the Board of Directors and $500 for each separate meeting of committees of the Board of Directors which they attend, in compensation for their services as members of the Board of Directors of the Corporation.

  The Triad Systems Corporation Amended and Restated Outside Directors Stock Option Plan (the "Directors Plan") provides for the granting of nonqualified stock options (that is, options which are not intended to satisfy the requirements of section 422 of the Internal Revenue Code) to directors of the Corporation who are not employees of the Corporation. A total of 100,000 shares of Common Stock are reserved for issuance under the Directors Plan.

  Each person appointed as an Outside Director following the initial adoption of the Directors Plan (a "Future Outside Director") is automatically granted an option to purchase 6,000 shares of Common Stock on the date such Outside Director commences service on the Board. Each Future Outside Director is automatically granted additional options to purchase 2,000 shares of Common Stock on each anniversary date of his or her initial grant. No options will be granted to any person when he or she is no longer serving as an Outside Director. Options become exercisable in three equal annual installments, commencing one year after the date of grant. As of October 31, 1994, three non-employee directors are eligible to participate in the Directors Plan.

Changes to Benefit Plans

  1990 Employee Stock Purchase Plan. In October, 1994, the Board of Directors adopted an amendment to the Triad Systems Corporation 1990 Employee Stock Purchase Plan (the "Purchase Plan"), subject to stockholder approval, to increase the number of shares reserved for issuance pursuant to the Purchase Plan from 650,000 shares to 1,150,000 shares. The New Plan Benefits Table sets forth purchases of stock under the Purchase Plan during the fiscal year ended September 30, 1994 by (i) the Chief Executive Officer of the Corporation and the four other most highly compensated executive officers of the Corporation as of September 30, 1994 whose total salary and bonus for the year ended September 30, 1994 exceeded $100,000; (ii) all current executive officers as a group; (iii) all current directors who are not executive officers as a group; and (iv) all employees, including all officers who are not executive officers, as a group. Purchases of stock under the Purchase Plan are made at the discretion of the participants. Accordingly, future purchases under the Purchase Plan are not yet determinable.

		      NEW PLAN BENEFITS TABLE

				      Triad Systems Corporation
				 1990 Employee Stock Purchase Plan

				  Exercise Price
Name and Principal Position       (per share)     Number of Shares
- - ---------------------------       --------------  ----------------
James R. Porter                     (2)               (2)
President and Chief Executive
Officer

Shane Gorman                      $4.25               500
Executive Vice President

Donald C. Wood                       --                --
Vice President,
Information Services Division

Thomas A. King                    $4.25               500
Vice President,
Product Development and
Manufacturing

Edward Molkenbuhr                 $4.25                --
Vice President and
General Manager,
Service Dealer Division

Ralph C. Montelius(3)             $4.25               336
Former Vice President,
Customer Support Services
Division

Executive Group (13 persons)      $4.25             3,630

Non-Executive Director Group        (1)               (1)
(4 persons)

Non-Executive Officer
Employee Group                    $4.25           145,547

(1)  Non-employee directors are not eligible to participate in the Purchase
Plan.

(2) Mr. Porter owns more than 5% of the Company's outstanding shares, therefore does not meet the eligibility requirements of this Plan.

(3)  Mr. Montelius retired from the Corporation in September 1994.
</END TABLE>

Compliance with Section 16(a) of the Securities Exchange Act of 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)"), requires the Corporation's executive officers, directors and persons who beneficially own more than 10% of a registered class of the Corporation's equity securities to file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership on Form 3 and reports of changes in beneficial ownership on Forms 4 and 5 with respect to the Corporation's Common Stock and other equity securities. Such officers, directors and greater-than-10% beneficial owners are also required by SEC rules to furnish the Corporation with copies of all Section 16(a) reports they file with the SEC.

  Based solely on a review of copies of such forms received by the Corporation, and written representations from certain reporting persons that no other reports were required for such persons, the Corporation believes that all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% beneficial owners were complied with during the fiscal year ended September 30, 1994, with one exception. Edward Molkenbuhr did not timely file a Form 4 for two transactions but reported these in a timely filed Form 5.

Compensation Committee Interlocks and Insider Participation

  William W. Stevens, Henry M. Gay and George O. Harmon served as members of the Board of Directors' Compensation Committee during fiscal 1994. Mr. Stevens was President and Chief Executive Officer of the Corporation from inception until September 1985. Mr. Gay was Vice President, Marketing from inception until 1980 and Secretary from 1972 to September 1987.


       COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors sets the base salary of the Corporation's executive officers and approves bonus programs for executive officers. Option grants to executive officers are made by the Compensation Committee. The following is a summary of policies of the Committee that affect the compensation paid to executive officers, as reflected in the tables set forth elsewhere in the Proxy Statement.

General Compensation Policy

  The Committee's overall policy is to offer the Corporation's executive officers competitive compensation opportunities based upon their personal performance, the financial performance of the Corporation and their contribution to that performance. One of the Committee's primary objectives is to have a substantial portion of each officer's compensation contingent upon the Corporation's performance as well as individual level of performance. Each executive officer's compensation package is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry, (ii) annual variable performance awards payable in cash and tied to the achievement of annual financial performance goals established by the Committee, and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Corporation's stockholders. Generally, as an officer's level of responsibility increases, a greater portion of compensation will be dependent upon Corporation performance and stock price appreciation rather than salary base. In setting variable performance awards, the Committee evaluates aggregate executive compensation as well as compensation for each executive with similar-sized high technology companies in the Corporation's geographic location.

     The Corporation has considered the potential impact of Section 162(m) ("Section 162(m)") of the Internal Revenue Code adopted under the federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the named executive officers, unless compensation is performance-based. Since the targeted cash compensation of each of the named executive officers is well below the $1 million threshold and the Corporation believes that any options granted under the Corporation's Amended and Restated 1982 Stock Option Plan and 1990 Stock Option Plan will meet the requirement of being performance-based under the transition provisions provided in the regulations under Section 162(m), the Committee believes that Section 162(m) will not reduce the tax deduction available to the Corporation. The Corporation's policy is to qualify to the extent reasonable its executive officers' compensation for deductibility under applicable tax laws.

Factors

  The primary factors taken into account in establishing each executive officer's compensation package for the 1994 fiscal year are summarized below. The relative weight given to each factor varied with each individual in the sole discretion of the Committee. The Committee, in its discretion, may apply entirely different factors to individual compensation, such as varying attainment criteria based on expected performance of a growth business versus a mature business.

Base Salary

  The base salary for each officer is set on the basis of personal performance, the salary levels in effect for comparable positions with other companies in the high tech industry in the Corporation's geographical region (with the Corporation's individual salaries generally set to correspond with the executive's experience and performance level) and internal comparability considerations. As a general matter, year-to-year adjustments to each executive officer's base salary are based upon personal performance for the year, changes in the general level of base salaries of persons in positions comparable to that of the executive officer within the industry and corporate performance factors. The Corporation's 1993 profitability and existing stock options outstanding were taken into consideration in establishing base salary increases for 1994. After taking these issues into account, the majority of officer's base compensation was held at 1993 base salary levels. In aggregate the base salary for executive officers increased 1% for 1994.

Annual Incentive Compensation

  Annual bonuses are earned by each executive officer on the basis of the Corporation's achievement of corporate performance targets established by the Committee at the start of the fiscal year. The individual bonus targets for fiscal 1994 were based on a percentage of base salary upon attainment of predetermined achievement targets. The Committee-approved achievement targets were based on revenue and operating contributions at the corporate, division and segment levels, tailored to specific responsibilities of each individual.

Long-Term Stock-Based Incentive Compensation

  Stock options grants are reviewed annually by the Committee. Grants in a particular year are designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Corporation from the perspective of an owner with an equity stake in the business. Each grant generally allows the officer to acquire shares of the Corporation's common stock at a fixed price per share (the market price on the grant date) over a ten year period, thus providing a return to the executive officer only if the market price of the shares appreciates over the option term. Options granted to executive officers vest at the rate of 20% per year and become fully vested after five years. The size of the option grant to each executive officer, including the Chief Executive Officer, is set at a level which is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the Corporation and the base salary associated with that position, the size of comparable grants made to individuals in similar positions in the industry, the individual's potential for future responsibility and promotion over the option term, the individual's personal performance in recent periods and the number of options held by the individual at the time of grant. The relative weight given to these factors varies with each individual in the sole discretion of the Committee.

Stock Ownership by Management

  The Committee believes stock ownership further aligns executive officers' interests with those of the Corporation's shareholders. Consistent with this philosophy, the Corporation established a policy for fiscal 1994 and following years that executive officers of the Corporation shall own stock equivalent to the following compensation standards within a three-year period, measured from October 1, 1993: President-stock ownership equivalent to two times 1993 total compensation (salary plus cash bonus); Executive Vice President and Vice President-stock ownership equivalent to the respective 1993 total compensation; and Other Officers-stock ownership equivalent to the respective 1993 base salary. Future hires at the Corporate Officer level must meet the respective stock ownership level within five years from the date of hire, based on their specific compensation package.

CEO Compensation

  In setting the compensation payable to the Corporation's Chief Executive Officer, James R. Porter, the Committee sought to be competitive with other companies in the industry, while at the same time assuring that a significant percentage of such compensation will be tied to Corporation performance and stock price appreciation.

  The Committee established Mr. Porter's base salary based on an evaluation of his personal performance and the objective of having his base salary keep pace with salaries being paid to similarly situated chief executive officers. With respect to Mr. Porter's base salary, it is the Committee's intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by the Corporation performance factors.

  The remaining components of Mr. Porter's 1994 fiscal year compensation, however, were dependent upon both individual and corporate performance based on his individual bonus plan approved by the Committee, and provided no dollar guarantees. The cash bonus paid to him for the 1994 fiscal year was based on the Corporation's attainment of performance factors tied to the level of revenue and operating income.

  Submitted by the Compensation Committee of the Corporation's Board of
Directors:

					   William W. Stevens
					   Henry M. Gay
					   George O. Harmon



		    COMPARISON OF STOCKHOLDER RETURN

  Set forth below are line graphs comparing the annual percentage change in the cumulative total return on Triad Systems Corporation's Stock with the cumulative total return of the Standard & Poor's 500 Index and a composite index comprised of the Standard & Poor's (S&P) Software and Service Index and the S&P Computer Index (i) for the period commencing on September 30, 1989 and ending on September 30, 1994, and (ii) for the period commencing on September 30, 1985 and ending on September 30, 1994.

			STOCKHOLDER RETURNS
			   1989 - 1994(2)

Graph with the following points:


Year Ended September 30,   1989  1990   1991    1992    1993    1994
- - ------------------------   ----  ----   ----    ----    ----    ----
Triad Systems Corporation  100   42.11   73.68  123.68  110.53   97.37
S&P 500 Index              100   90.76  119.04  132.20  149.39  154.89
Combined Index(1)          100   76.63   98.34  101.51  107.88  135.60
</END TABLE>

  In the following graph, the Corporation has presented comparative stockholder return information over the period from September 30, 1985, the year James R. Porter joined the Corporation as Chief Executive Officer, through September 30, 1994. During 1989, the approximate mid-point of this period, the Corporation faced an unsuccessful hostile takeover attempt and effected a stockholder-approved Plan of Recapitalization paying $15.00 per share in cash to all stockholders.

			STOCKHOLDER RETURNS
			   1985 - 1994(2)

Graph with the following points:


Year Ended September 30,    1985  1986   1987   1988   1989   1990   1991   1992   1993   1994
- - ------------------------    ----  ----   ----   ----   ----   ----   ----   ----   ----   ----
Triad Systems Corporation   100   112.70 169.84 190.48 273.20 115.03 201.31 339.91 301.96 266.01
S&P 500                     100   131.60 188.67 165.22 219.75 199.44 261.60 290.50 328.28 340.38
Combined Index(1)           100   119.97 173.34 125.34 142.87 105.99 140.66 150.55 168.96 209.28

(1) The Combined index was comprised by weighing the S&P Computer Index and the S&P Software and Service index equally, as prepared by Standard & Poor's Compustat Services, Inc.

(2) Assumes that $100.00 was invested on September 30, 1989 and September 30, 1985, respectively, at the closing sales price of the Corporation's Common Stock and in each index, and that all dividends were reinvested. Returns are measured through the last trading day of each of the Corporation's fiscal years. No cash dividends have been declared on the Corporation's Common Stock, except a cash payment of $15.00 per share that was paid on the Corporation's Common Stock in connection with the Corporation's recapitalization in August 1989 and is assumed to have been reinvested. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

Stockholder returns presented in the performance graphs are generally not necessarily indicative of results. The higher the baseline stock price, the less volatile the graphic presentation of fluctuations; therefore, Triad's stock value when compared to S&P 500 and the Combined Index, can fluctuate more broadly and changes can appear exaggerated in a graphic presentation.
</END TABLE>



				 PROPOSAL TWO

	  APPROVAL OF INCREASE OF THE SHARES RESERVED FOR ISSUANCE
	       UNDER THE 1990 EMPLOYEE STOCK PURCHASE PLAN

General

  The Board of Directors of the Corporation adopted the 1990 Employee Stock Purchase Plan (the "Purchase Plan") by unanimous written consent in March 1990. The Purchase Plan was approved by the stockholders of the Corporation on February 7, 1991. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. The Purchase Plan is administered by the Board of Directors or a committee of the Board of Directors. Currently, up to 650,000 shares of the Corporation's Common Stock may be issued under the Purchase Plan. The Board of Directors approved an increase in the Plan's share reserve to a total share reserve of 1,150,000 shares of the Corporation's Common Stock on October 26, 1994, subject to adjustment for stock splits and similar changes in the Corporation's capitalization or in the event of any merger, sale or other reorganization of the Corporation, as provided in the Purchase Plan. The stockholders are now being asked to approve this increase in the Plan's reserve of an additional 500,000 shares of the Corporation's Common Stock.

  Management believes that the availability of an adequate number of shares under the Purchase Plan is an important factor in attracting and retaining qualified employees essential to the success of the Corporation. As of September 30, 1994, there were 86,786 shares available for issuance under the Purchase Plan. Of the 1,386 employees eligible to participate in the Purchase Plan in fiscal 1994, 445 participated. As of November 30, 1994, the closing price for the Corporation's Common Stock as reported by NASDAQ National Market System was $5.00.

Summary of the Provisions of the Purchase Plan

  The following summary of the Purchase Plan is qualified in its entirety by the specific language of such plan, a copy of which is available to any stockholder upon request.

  Any employee of the Corporation or any present or future subsidiary corporation of the Corporation (including any director who is also an employee) is eligible to participate in the Purchase Plan so long as the employee is customarily employed for more than 20 hours per week, has completed 3 months of continuous employment, and does not own or hold options to purchase, or as a result of participation in the Purchase Plan would own or hold options to purchase, 5% or more of the total combined voting power or value of all classes of stock of the Corporation.

  Each offering (an "Offering") of Common Stock under the Purchase Plan is for a period of 12 months. Shares of the Corporation's Common Stock are purchased at the end of each Offering. Offerings under the Purchase Plan commence on the first day of April and end on the last day of March of the following year. Participation by eligible employees in the Purchase Plan is limited to those who authorize payroll deductions pursuant to the Purchase Plan. Such payroll deductions may not exceed 10% of an employee's compensation. Once an employee becomes a participant in the Purchase Plan, that employee will automatically participate in each successive Offering until such time as that employee withdraws from the Purchase Plan, becomes ineligible to participate in the Purchase Plan, or his or her employment ceases.

  The purchase price per share at which the shares of the Corporation's Common Stock are sold in an offering generally will be equal to 85% of the lesser of the fair market value of the Common Stock on the first or the last day of the Offering. Subject to certain limitations, the number of shares of the Corporation's Common Stock a participant purchases in each Offering is determined by dividing the total amount of payroll deductions withheld from the participant's compensation by the purchase price per share. Participants may not purchase shares of the Corporation's Common Stock having a fair market value exceeding $25,000 in any calendar year (measured by the fair market value of the Corporation's Common Stock on the first day of the Offering in which the shares are purchased). Furthermore, no participant may purchase more than 500 shares of the Corporation's Common Stock in any single Offering. A participant may withdraw from an Offering at any time without affecting his or her eligibility to participate in future Offerings.

  In the event of a "transfer of control" (as defined in the Purchase Plan) of the Corporation, the Board of Directors may either (i) provide for the exercise of purchase rights under the plan to the extent of each participant's accumulated payroll deductions as of a date prior to the transfer of control or (ii) arrange with the acquiring corporation to assume the Corporation's rights and obligations under the plan.

  The Board of Directors may at any time amend or terminate the Purchase Plan, except that the approval of the Corporation's stockholders is required within 12 months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan, changing the definition of the corporations which may be designated by the Board as corporations whose employees may purchase shares of the Company's Common Stock under the Purchase Plan, or permitting payroll deductions for an Offering in excess of 10% of a participant's compensation. The Purchase Plan will terminate at the time determined by the Board of Directors or when all the shares reserved for issuance under the Purchase Plan have been issued.

Summary of Federal Income Tax Consequences of the Purchase Plan

  The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all potential tax consequences. Furthermore, the tax consequences are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable. A participant recognizes no taxable income either as a result of commencing to participate in the Purchase Plan or purchasing shares of the Corporation's Common Stock under the terms of the Purchase Plan.

  If a participant disposes of shares purchased under the Purchase Plan within 2 years from the first day of the applicable Offering or within 1 year from the date of purchase (which is the last day of an Offering) (a "disqualifying disposition"), the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price. The amount of the ordinary income will be added to the participant's basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be long-term if the participant's holding period is more than 12 months; otherwise it will be short-term.

  If the participant disposes of shares purchased under the Purchase Plan at least 2 years after the first day of the applicable Offering and at least 1 year after the date of purchase, the participant will realize ordinary income in the year of disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the applicable Offering. The amount of any ordinary income will be added to the participant's basis in the shares, and any additional gain recognized upon the disposition after such basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss.

  If the participant still owns the shares at the time of death, the lesser of (i) the excess of the fair market value of the shares on the date of death over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the Offering in which the shares were purchased will constitute ordinary income in the year of death.

  The Corporation generally will be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of the disposition. In all other cases, no deduction is allowed to the Corporation.

Vote Required and Board of Directors' Recommendation

  The Board believes that the amendment of the Purchase Plan is in the best interests of the stockholders and the Corporation for the reasons set forth above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL TO AMEND THE PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE PURCHASE PLAN FROM 650,000 SHARES TO 1,150,000 SHARES.

  The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Corporation is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote. Broker non-votes, on the other hand, will have no effect on the outcome of the vote.


			   PROPOSAL THREE

	       APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board of Directors of the Corporation has selected Coopers & Lybrand L.L.P. as the independent accountants of the Corporation for fiscal 1995. Coopers & Lybrand L.L.P. has acted in such capacity since its appointment for fiscal 1979. A representative of Coopers & Lybrand L.L.P. will be present at the Annual Meeting of Stockholders, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

  In the event that ratification by the stockholders of the appointment of Coopers & Lybrand L.L.P. as the Corporations independent accountants is not obtained, the Board of Directors will reconsider said appointment. The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock and Preferred Stock of the Corporation, voting together as a single class, is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE CORPORATION'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1995.

   STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

  Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders of the Corporation must be received by the Corporation at its offices at 3055 Triad Drive, Livermore, California 94550 not later than September 8, 1995, and must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Corporations Proxy Statement for that meeting.

		TRANSACTION OF OTHER BUSINESS

  At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

			     By Order of the Board of Directors



			     /s/ STANLEY F. MARQUIS
			     ----------------------
			     STANLEY F. MARQUIS
			     Secretary

January 5, 1995



			  TRIAD SYSTEMS CORPORATION

		 PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
			  OF THE CORPORATION.

  The undersigned hereby appoints James R. Porter and Stanley F. Marquis, and each of them, with full power of substitution to represent the undersigned and to vote all the shares of the stock of Triad Systems Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at the offices of the Corporation located at 3055 Triad Drive, Livermore, California, on Thursday, February 9, 1995 at 2:00 p.m. local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Corporation's Proxy Statement and (2) in their discretion upon such other matters as may properly come before the meeting.

  The undersigned hereby acknowledges receipt of: (1) Notice of Annual Meeting of Stockholders of the Corporation, (2) accompanying Proxy Statement, and (3) Annual Report of the Corporation for the fiscal year ended September 30, 1994.

  Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with Board of Directors' recommendations, please sign the reverse side; no boxes need to be checked.

(Continued and to be signed on reverse side)

____________________________
COMMON

The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1, 2 and 3.

1.  Election of the following director:

Henry M. Gay

  [ ]  FOR  [ ]  WITHHELD FOR ALL

2. To approve an amendment to the Triad Systems Corporation 1990 Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares reserved for issuance under the Purchase Plan from 650,000 shares to 1,150,000 shares.

    [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

3. To ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants of the Corporation for the fiscal year ending September 30, 1995.

    [ ] FOR    [ ] AGAINST    [ ] ABSTAIN


[ ]  I PLAN TO ATTEND MEETING
[ ]  COMMENTS/ADDRESS CHANGE
     Please mark this box if you have written comments/address change on the reverse side.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.


Signature(s):______________________________________

  _________________________________________

Dated:_____________________________________, 1995

  Sign exactly as your name(s) appears above. If shares of stock are in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.





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